DATA PAGE

Flexible Premium Deferred Variable Annuity

CONTRACT DATA
Contract Number:    {1234567}
Annuitant/Age:    {John Doe/45}
Owner:    {Jane Doe}
{Joint Annuitant/Age:    {Jane Doe/45}}
{Joint Owner:    {John Doe}}
Contract Date:    {May 1, 2017}
Annuitization Date:    {May 1, 2067}
Initial Premium:    {$10,000.00}

CONTRACT BENEFITS
{Fixed DCA Account Guaranteed Minimum Interest Rate:     {1.00%}}

{Fixed DCA Account 6-Month DCA Term Interest Rate for premium payments received on the Contract Date: {1.50%}}

{Fixed DCA Account 12-Month DCA Term Interest Rate for premium payments received on the Contract Date:     {1.00%}}

CONTRACT CHARGES AND LIMITS
Separate Account Administration Charge:    Currently {0.15%}, not to exceed {0.30%}
annually
Mortality And Expense Risks Charge:    Currently {1.25%}, not to exceed {1.50%}
annually
Annual Fee:    Lesser of $30.00 or 2.00% of accumulated value
Transaction Fee:    For unscheduled partial surrenders: Currently
{$00.00}, not to exceed the lesser of $25 or 2% of each unscheduled partial surrender after the 12th unscheduled partial surrender in a Contract Year.

For unscheduled transfers: Currently {$00.00}, not to exceed the lesser of $25.00 or 2.00% of each unscheduled transfer after the first unscheduled transfer in a Contract Year, or, such larger amount as is required by law or by the underlying Mutual Fund of the Division.
Minimum Additional Premium:    $500.00
{Minimum Fixed DCA Account Premium Payment:    $1,000.00}
Maximum Total Premium Contributions:    $2,000,000.00
Minimum Unscheduled Partial Surrender:    $100.00
Minimum Accumulated Value After A Partial
Surrender:    $5,000.00
Minimum Accumulated Value To Initiate A
Scheduled Partial Surrender:    $5,000.00
Minimum Transfer Amount:    $100.00

ICC16 SF 968-1    3    (1234567)

Free Surrender Amount:
The greater of (A.) and (B.) where:
(A.) is {10%} of premium payments decreased by any partial surrenders and/or partial annuitization made since the last Contract Anniversary; and
(B.) is the accumulated value minus unsurrendered premium payments as of the date of the surrender or partial annuitization.

SURRENDER CHARGES

Completed Contract Years Since Each Premium Payment Was Made	Surrender Charge Percentage
0	6.00%
1	6.00%
2	6.00%
3	5.00%
4	4.00%
5	3.00%
6	2.00%
7 and after	0.00%

RIDER DATA

Fixed Dollar Cost Averaging Account Rider
Rider Effective Date:    {May 1, 2017}

Guaranteed Minimum Withdrawal Benefit (GMWB) Rider Rider Effective Date:	{May 1, 2017 }

Current Quarterly Rider Charge:    { 0.3125% }
The current rider charge is not guaranteed and can be changed by Us subject to the maximum charge shown below. In addition, so long as You remain eligible for the Step-Up feature of the GMWB Rider, You will be charged the then current rider charge, subject to the maximum charge shown below.
Maximum Quarterly Rider Charge:    0.5000%

Table of For Life Withdrawal Benefit Payment Percentages – “Single Life”:

Age of Covered Life at first Withdrawal	For Life Withdrawal Benefit Payment Percentage

45-54            3.00%
55-59            3.75%
60-64            3.75%
65-74            5.00%
75+            5.25%

Table of For Life Withdrawal Benefit Payment Percentages – “Joint Life”:

Age of youngest Covered Life at first Withdrawal	For Life Withdrawal Benefit Payment Percentage
45-54    2.50%
55-59    3.25%
60-64    3.25%
65-74    4.50%
75+    4.75%

GMWB Bonus is available for the years shown below and equals the total of all premium payments made multiplied by the applicable GMWB Bonus Percentage shown below:

Contract Anniversary Following
the Rider Effective Date    GMWB Bonus Percentage
1    5.00%
2    5.00%
3    5.00%
4    5.00%
5    5.00%
6    5.00%
7    5.00%
8    5.00%
9    5.00%
10    5.00%
11    5.00%
12    5.00%
13    5.00%
14    5.00%
15    5.00%

Additional Premium Payments: Before Your contract accumulated value is reduced to zero, You may make additional premium payments, subject to the limitations described below. We will not accept additional premium payments once the contract accumulated value becomes zero.

While the GMWB Rider is in force, We may limit or not accept additional premium payments if We determine that, as a result of the timing and amounts of Your additional premium payments and Withdrawals, a limitation is necessary for Us to manage the financial risks in providing the GMWB. We also reserve the right to limit or not accept additional premium payments if We are not then offering the GMWB Rider for new contracts, or if We are offering a modified version of the GMWB Rider for new contracts. We will exercise such reservation of right for all annuity Owners in the same class, in a non-discriminatory manner.

Waiver of Surrender Charge Rider
Rider Effective Date:    {May 1, 2017}
You may exercise this rider after the first Contract Anniversary following the Rider Effective Date.

INVESTMENT OPTIONS

While the GMWB Rider is in force, these are the Investment Options available to You. We may make changes to the Investment Options in the future. You will receive advance notification if We make any changes to the available Investment Options. If the GMWB Rider is terminated in the future, You will have access to all Investment Options available under the contract at that time.

Diversified Balanced
Diversified Balanced Managed Volatility Diversified Growth
Diversified Growth Managed Volatility Diversified Income
Fidelity Government Money Market
Fixed DCA Plus 6-Month Account
Fixed DCA Plus 12-Month Account